CERTIFICATE OF AMENDMENT
TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
VAPARIA CORPORATION
(A Delaware Corporation)

Pursuant to Section 242 of the Delaware General Corporation Law, the undersigned, being the President and Chief Operating Officer of VapAria Corporation, a corporation organized and existing under the laws of the State of Delaware (the "**Corporation**"), does hereby certify that the following resolutions were adopted by the Corporation's Board of Directors and its stockholders as hereinafter described:

FIRST: The Amended and Restated Certificate of Incorporation of the Corporation authorizes the issuance of two hundred million (200,000,000) shares of common stock, par value $0.0001 per share (the "**Common Stock**"), and ten million (10,000,000) shares of preferred stock par value $0.0001 per share (the "**Preferred Stock**"), and further, authorizes the Board of Directors of the Corporation, by resolution or resolutions, at any time and from time to time, to divide and establish any or all of the shares of Preferred Stock into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, and its preferences, conversion rights, cumulative, relative, participating, optional, or other rights, including voting rights, qualifications, limitations, or restrictions thereof.

SECOND: On July 30, 2014, the Corporation filed a Amended and Restated Certificate of Incorporation designating five hundred thousand (500,000) shares of Preferred Stock as 10% Series A Convertible Preferred Stock (the "**Series A Preferred Stock**").

THIRD: There are no shares of Series A Preferred Stock issued.

FOURTH: The 500,000 shares of Preferred Stock previously designated as Series A Preferred is hereby returned to the status of authorized but undesignated and unissued shares of Preferred Stock.

FIFTH: Article I NAME of the Amended and Restated Certificate of Incorporation of this Corporation, as amended, is hereby amended by deleting it in its entirety and replacing it with the following:

ARTICLE I
NAME

The name of this corporation shall be "CQENS Technologies Inc."

SIXTH: That Article IV AUTHORIZED SHARES of the Amended and Restated Certificate of Incorporation, as amended, of this Corporation is hereby amended by adding the following at the end of such Article:

On the date of effective date of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation, the Corporation will effect a reverse stock split (the "**Reverse Split**") of its outstanding Common Stock pursuant to which every seven (7) issued and outstanding shares of the Common Stock, par value $0.0001 (the "**Old Common Stock**") shall be reclassified and converted into one (1) validly issued, fully paid and non-assessable share of Common Stock, par value $0.0001 (the "**New Common Stock**"). Each certificate representing shares of Old Common Stock shall thereafter represent the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate were reclassified and converted hereby; *provided, further*, that no cash will be paid or distributed as a result of the Reverse Split and no fractional shares will be issued. All fractional shares which would otherwise be required to be issued as a result of the Reverse Split will be rounded up to the nearest whole share.

SEVENTH: That the effective date of this Certificate of Amendment shall be December 26, 2019.

The foregoing resolutions and this Certificate of Amendment were adopted by the Board of Directors of the Corporation pursuant to a written consent of the directors of the Corporation dated November 19, 2019 in accordance with Section 141 of the Delaware General Corporation Law, and by the written consent of holders of a majority of the outstanding shares of the Corporation's voting stock on December 3, 2019 in accordance with Section 228 of the Delaware General Corporation Law

IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of this Corporation, has executed this Certificate of Amendment to the Corporation's Amended and Restated Certificate of Incorporation, as amended, as of December 6, 2019.

VAPARIA CORPORATION

By: ______________________

William P. Bartkowski, President and Chief Operating Officer